Exhibit 99.1

Zentalis Pharmaceuticals Reports Third Quarter 2023 Financial Results and Operational Updates

Updated data from azenosertib monotherapy study with longer follow up shows 37% ORR and mPFS of 6.5 months in heavily pretreated ovarian and uterine serous carcinoma patients

Azenosertib programs on track for first NDA submission in a gynecologic malignancy in 2026

Sharing key clinical milestones through 2026 for azenosertib and ZN-d5

$517 million cash balance as of September 30, 2023, with projected cash runway into 2026

Chief Translational Officer, Mark Lackner, Ph.D., to succeed Co-Founder, Kevin Bunker, Ph.D., as Chief Scientific Officer

NEW YORK and SAN DIEGO — November 6, 2023 — Zentalis® Pharmaceuticals, Inc. (Nasdaq: ZNTL), a clinical-stage biopharmaceutical company discovering and developing clinically differentiated small molecule therapeutics targeting fundamental biological pathways of cancers, today announced financial results for the quarter ended September 30, 2023, and highlighted recent corporate accomplishments.

“We are executing on our fast-to-market strategy for our potentially first-in-class and best-in-class WEE1 inhibitor, azenosertib, while also laying the groundwork for the franchise opportunity we see for azenosertib across multiple tumor types,” said Kimberly Blackwell, M.D., Chief Executive Officer of Zentalis. “Azenosertib continues to show very encouraging monotherapy anti-tumor activity, safety and tolerability in both ovarian cancer and uterine serous carcinoma. We are executing our clinical strategy to advance this high-potential asset to patients with ovarian cancer and uterine serous carcinoma as quickly as possible and expand into additional indications where WEE1 inhibition has the potential to improve outcomes for patients. By focusing our team and resources on the advancement of azenosertib, Zentalis is targeting the submission of the first NDA for azenosertib in a gynecologic malignancy in 2026.”

“This quarter we are also executing on our succession plan for Chief Scientific Officer, which will see our Chief Translational Officer, Mark Lackner, succeed our co-founder, Kevin Bunker, at the end of the year” said Dr. Blackwell. “Kevin’s passion for discovering promising oncology drugs is a cornerstone of our culture and led to four of our product candidates advancing into the clinic, including azenosertib. I want to thank Kevin for his immense contributions to Zentalis and to the cancer patients we serve.”

“Since joining Zentalis last year, Mark has put together a talented translational team and has spearheaded our biomarker enrichment strategies for azenosertib,” continued Dr. Blackwell. “Mark’s appointment as Chief Scientific Officer sees our translational and discovery efforts brought under a single umbrella, which puts us in a strong position as we continue to advance azenosertib through the clinic while supporting robust preclinical drug discovery efforts.”

Program Updates and Highlights

•Azenosertib monotherapy program. Today, the Company announced an updated analysis of the ongoing Phase 1 clinical trial of azenosertib as a monotherapy in solid tumors (ZN-c3-001), which continued to show anti-tumor activity with intermittent dosing. In the same population of 19 platinum resistant or refractory ovarian cancer and uterine serous carcinoma (USC) patients that were included in the data reported on June 6, 2023, the objective response rate (ORR) was 37%.

Median follow-up has increased by nearly 5 months and the median progression free survival (mPFS) has increased to 6.5 months. With additional safety-evaluable patients and follow-up since June, azenosertib continues to demonstrate a favorable safety and tolerability profile that is similar to or better than approved ovarian cancer products, supporting its continued advancement

•Azenosertib development strategy. Azenosertib is currently being evaluated in more than 10 ongoing and planned clinical trials as a monotherapy and in combinations with compelling scientific rationales across a broad array of tumor types. The Company is on track to submit its first New Drug Application (NDA) for azenosertib in a gynecologic malignancy in 2026. The Company has revised its strategy in platinum sensitive ovarian cancer (PSOC) and plans to evaluate azenosertib in PSOC in the first-line (1L) maintenance setting in the clinic. This strategy allows for the opportunity to benefit a larger segment of patients with ovarian cancer and fill a gap in the treatment paradigm since the standard of care in the 1L maintenance setting is evolving and fewer options are available. The Company plans to provide additional details on this trial in the second half of 2024, and anticipates initiating enrollment in 2025.

•Presentation at the American Association for Cancer Research (AACR) Special Conference: Ovarian Cancer. In October, the Company presented a poster presentation titled “Cyclin E1 Positive Staining Is Frequent and Independent of Prior Platinum Treatment in High Grade Serous Ovarian Cancer” at the AACR Special Conference: Ovarian Cancer in Boston. To review the data in more detail, click here.

•ZN-d5 + azenosertib in relapsed or refractory acute myeloid leukemia (R/R AML). Zentalis is the only company known to have both a WEE1 inhibitor, azenosertib, and a BCL-2 inhibitor, ZN-d5, in clinical development. The Company is evaluating the combination of these promising product candidates in a Phase 1/2 trial in heavily pretreated patients with R/R AML based on strong preclinical data demonstrating highly synergistic anti-leukemia activity of this combination. The Company updated guidance for sharing initial data from this trial to the second half of 2024.

•ZN-d5 in relapsed or refractory light chain amyloidosis (R/R AL amyloidosis). Dose escalation is complete in the Phase 1 trial of ZN-d5 as a monotherapy in R/R AL amyloidosis. A preliminary efficacy signal was observed in patients with R/R AL amyloidosis with a hematologic response rate of 40% in patients treated with at least 400 mg daily of ZN-d5. ZN-d5 was well tolerated with few treatment-related adverse events. The proposed monotherapy dose has been identified as 800 mg daily. The Company does not plan to develop ZN-d5 further for this indication in order to focus its resources on the azenosertib franchise opportunity, including the azenosertib + ZN-d5 combination.

Corporate Highlight

•Today, the Company announced that Mark Lackner, Ph.D., Chief Translational Officer, Head of Biomarker Strategy, will succeed co-founder, Kevin Bunker, Ph.D., as Chief Scientific Officer at the end of the year. Dr. Bunker will continue his service to the Company as an advisor following the transition. Dr. Lackner joined Zentalis in October 2022. Prior to Zentalis, Dr. Lackner served as Senior Vice President, Head of Biology and Translational Sciences at IDEAYA Biosciences, where he successfully led biology efforts contributing to three small molecule development candidates and established a strong translational team that led to the discovery of a novel combination biomarker strategy. Previously, Dr. Lackner worked at Genentech for over a decade, holding multiple roles of increasing responsibility that culminated in serving as the Head of Genentech Oncology Early Stage Biomarker Group. During this tenure, he led multiple research teams in developing and incorporating predictive biomarker strategies across all phases of clinical trials and managed a diverse biomarker portfolio spanning targeted therapies, immuno-oncology agents and antibody drug conjugates.

Anticipated Upcoming Milestones

•1H 2024
◦Final results of Phase 1 azenosertib + chemotherapy (gemcitabine) trial in osteosarcoma (ZN-c3-003)
•2H 2024
◦Final results of Phase 1b azenosertib monotherapy trial in solid tumors (ZN-c3-001)
◦Topline data from Phase 1/2 azenosertib + PARP inhibitor (niraparib) and azenosertib monotherapy trial in platinum resistant ovarian cancer in partnership with GSK (MAMMOTH, ZN-c3-006)
◦Initial data from Phase 1 azenosertib + BEACON regimen (encorafenib + cetuximab) trial in BRAF mutant metastatic colorectal cancer in partnership with Pfizer (ZN-c3-016)
◦Initial data from Phase 1 of azenosertib + ZN-d5 trial in R/R AML (ZN-d5-004C)
◦Additional details on planned clinical trial of azenosertib in PSOC in the 1L maintenance setting
•1H 2025
◦Topline data from Phase 2 azenosertib monotherapy trial in platinum resistant high-grade serous ovarian cancer (DENALI, ZN-c3-005)
•2H 2025
◦Topline data from Phase 2 azenosertib monotherapy trial in recurrent or persistent USC (TETON, ZN-c3-004)
•2025
◦Initiate clinical trial of azenosertib in PSOC in the 1L maintenance setting.
•2026
◦First NDA for azenosertib in a gynecologic malignancy

Third Quarter 2023 Financial Results

•Cash and Marketable Securities Position: As of September 30, 2023, Zentalis had cash, cash equivalents and marketable securities of $516.6 million. The Company believes that its existing cash, cash equivalents and marketable securities as of September 30, 2023 will be sufficient to fund its operating expenses and capital expenditure requirements into 2026.

•Research and Development Expenses: Research and development (R&D) expenses for the quarter ended September 30, 2023 were $46.8 million, compared to $42.2 million for the quarter ended September 30, 2022. The increase of $4.6 million was primarily attributable to $3.2 million of costs shared with Zentera in the prior period, a $2.6 million increase related to personnel expenses, of which $1.4 million related to non-cash stock-based compensation expense, and $0.8 million related to consulting costs. These increases were partially offset by decreases of $1.3 million and $0.7 million in facility expenses and clinical expenses, respectively.

•General and Administrative Expenses: General and administrative (G&A) expenses for the quarter ended September 30, 2023 were $16.0 million, compared to $12.0 million during the quarter ended September 30, 2022. This increase of $4.0 million was primarily attributable to a $2.9 million increase in personnel expenses, of which $2.2 million related to non-cash stock-based compensation expense, and a $1.1 million increase related to facilities and outside services.

About Azenosertib
Azenosertib is a potentially first-in-class and best-in-class small molecule WEE1 inhibitor in development for the treatment of cancer. Inhibition of WEE1, a DNA damage response kinase, drives cancer cells into mitosis without being able to repair damaged DNA, resulting in cell death. Currently, there are no FDA-approved WEE1 inhibitors, and azenosertib has been designed for superior selectivity and pharmacokinetic properties. Azenosertib is being developed in therapeutic areas of high unmet need and is being evaluated as a monotherapy, in combination with chemotherapy, and in combination with molecularly targeted agents.

About Zentalis Pharmaceuticals
Zentalis® Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company discovering and developing clinically differentiated small molecule therapeutics targeting fundamental biological pathways of cancers. The Company’s lead product candidate, azenosertib (ZN-c3), is a potentially first-in-class and best-in-class WEE1 inhibitor for advanced solid tumors and hematologic malignancies. Azenosertib is being evaluated as a monotherapy and in combination across multiple clinical trials and has broad franchise potential. In clinical trials, azenosertib has been well tolerated and has demonstrated anti-tumor activity as a single agent across multiple tumor types and in combination with several chemotherapy backbones. As part of its azenosertib clinical development program, the Company is exploring enrichment strategies targeting tumors of high genomic instability, such as Cyclin E1 positive tumors and homologous recombination deficient tumors. The Company is also leveraging its extensive experience and capabilities across cancer biology and medicinal chemistry to advance its research on protein degraders. Zentalis has operations in both New York and San Diego.

For more information, please visit www.zentalis.com. Follow Zentalis on X/Twitter at @ZentalisP and on LinkedIn at www.linkedin.com/company/zentalis-pharmaceuticals.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including statements regarding the potential for azenosertib to be first-in-class and best-in-class; the potential for the Company to execute on its fast-to-market strategy for azenosertib; the potential to build a meaningful franchise around azenosertib; opportunities with azenosertib across multiple tumor types; our plans to submit an NDA for azenosertib in a gynecologic malignancy and the timing thereof; our plans to evaluate azenosertib in PSOC in the 1L maintenance setting in the clinic, and the timing thereof; the potential for azenosertib to benefit a larger segment of patients with ovarian cancer and fill a gap in the treatment paradigm; our plans with respect to the development of our product candidates, including azenosertib and ZN-d5; our plans and timing for the initiation of and the release of data from our clinical trials and our ability to meet other key milestones; the potential benefits of azenosertib, including the potential benefits of the design thereof, the value potential of the asset, and the potential to improve outcomes for patients; our plans to execute on a succession plan for our Chief Scientific Officer; and the Company’s cash runway. The terms “anticipate,” “believe,” “continue,” “designed,” “milestone,” “on track,” “opportunity,” “plan,” “potential,” “projected,” “promising,” “strategy,” “support,” “target,” “to,” “will” and similar references are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: our limited operating history, which may make it difficult to evaluate our current business and predict our future success and viability; we have and expect to continue to incur significant losses; our need for additional funding, which may not be available; our plans, including the costs thereof, of development of any diagnostic tools; our substantial dependence on the success of our lead product candidates; the outcome of preclinical testing and early trials may not be predictive of the success of later clinical trials; failure to identify additional product candidates and develop or commercialize marketable products; potential unforeseen events during clinical trials could cause delays or other adverse consequences; risks relating to the regulatory approval process or ongoing regulatory obligations; failure to obtain U.S. or international marketing approval; our product candidates may cause serious adverse side effects; inability to maintain our collaborations, or the failure of these collaborations; our reliance on third parties; effects of significant competition; the possibility of system failures or security breaches; risks relating to intellectual property; our ability to attract, retain and motivate qualified personnel, and risks relating to management transitions; significant costs as a result of operating as a public company; and the other important factors discussed under the caption “Risk Factors” in our most recently filed periodic report on Form 10-K or 10-Q and subsequent filings with the U.S. Securities and Exchange Commission (SEC) and our other filings with the SEC. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.

ZENTALIS® and its associated logo are trademarks of Zentalis and/or its affiliates. All website addresses and other links in this press release are for information only and are not intended to be an active link or to incorporate any website or other information into this press release. Comparisons of our product candidates to other agents in this press release are not head-to-head.

Contact:

Katie Beach Oltsik
Evoke Canale
Katherine.Beach@evokegroup.com

Zentalis Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Operating Expenses
Research and development	$46,765	$42,181	$138,033	$132,118
Acquired in-process research and development	—	—	45,568	—
General and administrative	15,953	12,012	47,986	43,415
Total operating expenses	62,718	54,193	231,587	175,533
Operating loss	(62,718)	(54,193)	(231,587)	(175,533)
Other Income (Expense)
Investment and other income, net	7,209	1,905	15,769	2,755
Net loss before income taxes	(55,509)	(52,288)	(215,818)	(172,778)
Income tax expense (benefit)	31	(159)	(466)	(109)
Loss on equity method investment	—	2,371	16,014	9,460
Net loss	(55,540)	(54,500)	(231,366)	(182,129)
Net loss attributable to noncontrolling interests	(12)	(99)	(92)	(294)
Net loss attributable to Zentalis	$(55,528)	$(54,401)	$(231,274)	$(181,835)
Net loss per share outstanding, basic and diluted	$(0.79)	$(0.96)	$(3.64)	$(3.56)
Common shares used in computing net loss per share, basic and diluted	70,612	56,807	63,601	51,098

Zentalis Pharmaceuticals, Inc.
Selected Condensed Consolidated Balance Sheet Data
(Unaudited)
(In thousands)

	As of September 30,	As of December 31,
	2023	2022
Cash, cash equivalents and marketable securities	$516,637	$437,371
Working capital (1)	469,346	395,286
Total assets	585,715	539,310
Total liabilities	103,818	105,286
Total Zentalis equity	$481,897	$434,024

(1) The Company defines working capital as current assets less current liabilities.